Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sevcon, Inc.  of our report dated December 20, 2013, relating to our audit of the consolidated financial statements and financial statement schedule which appear in the Form 10-K (File No. 001-09789) of Sevcon, Inc. for the year ended September 30, 2013.

/s/ McGladrey LLP

Boston, Massachusetts
February 5, 2014